Q2 Earnings Deck August 2016 Exhibit 99.3

Safe Harbor Language During today’s call we will be making both historical and forward-looking statements in order to help you better understand our business. These forward-looking statements include references to our plans, intentions, expectations, beliefs, strategies and objectives. Any forward-looking statements speak only as of today’s date. In addition, these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Annual Report filed on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q, as well as our earnings press release issued earlier today. Mattersight Corporation undertakes no obligation to publicly update or revise any forward-looking statements in this call. Also, be advised that this call is being recorded and is copyrighted by Mattersight Corporation. © 2016 Mattersight Corporation.

Business Update

- The last several quarters were more challenging than expected
- But beneath the surface, we have made huge strides
- And our outlook is very promising
- Revenues in Q3 should be up ~15% over Q2, and an additional ~25% in Q4 over Q3
- Reiterate guidance of EBITDA breakeven in Q4

Mattersight
The Chemistry of Conversation

© 2016 Mattersight Corporation.

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Q2 Highlights Bookings and Book of Business Record four new logo customers Rolling four quarter ACV up 24% yoy Signed first customer agreement for Workstyle Record $23.1M in backlog, up 131% yoy Record Book of Business Other Highlights Grew U.S. patent portfolio to 26 issued patents Early in Q3, completed a significant financing © 2016 Mattersight Corporation.

Getting Backlog Unstuck © 2016 Mattersight Corporation.

Expecting Seasonality Turn in Q3 © 2016 Mattersight Corporation.

Lighting Up Routing Seats © 2016 Mattersight Corporation.  7

Expanding New Logo Pipeline & Growing Customer Base

- Added a record four new customers in Q2
  - Three new logos were driven by PBR and one by Workstyle
  - PBR logos were Nordstrom, one other very large retailer, and one large HMO
- New logo pipeline continues to grow, and is up ~3x from Q1
- Sales cycles for new routing customers are shortening

Mattersight
The Chemistry of Conversation
© 2016 Mattersight Corporation.
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Building Add On Pipeline © 2016 Mattersight Corporation.

Strengthening our Balance Sheet Completed debt financing with Hercules Capital on August 1st for $22.5M, with potential to grow to $30M Paid off and terminated our debt facility with SVB New facility provides financing we believe is cheaper than equity, and flexible enough to continue growing the business © 2016 Mattersight Corporation.

Our Outlook is Promising Expect revenues will grow ~40%+ from Q2 2016 to Q4 2016 Expect to cross over to EBITDA breakeven in Q4 Expect to increase our customer logo count by at least 40% in 2016 Currently see ~40% growth, and EBITDA + in 2017 © 2016 Mattersight Corporation.

Q&A

Thank You Kelly Conway 847.582.7200 kelly.conway@mattersight.com David Gustafson 847.582.7016 david.gustafson@mattersight.com © 2016 Mattersight Corporation.